Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

QUOTIENT TECHNOLOGY INC.

Quotient Technology Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. On May 24, 2022, the Board of Directors of the Corporation duly adopted a resolution, in accordance with Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment (the “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Amended and Restated Certificate of Incorporation”), and declaring said Amendment to be advisable. The stockholders of the Corporation duly approved said proposed Amendment at the Annual Meeting of Stockholders of the Corporation held on June 29, 2022 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

2. ARTICLE VI of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

B. Upon the effectiveness of the filing of this Certificate of Amendment until the election of directors at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”), the Board of Directors shall be divided into two classes of directors, Class I and Class II, with the directors in Class II having a term that expires at the 2023 Annual Meeting and the directors in Class I having a term that expires at the 2024 annual meeting of stockholders (the “2024 Annual Meeting”). The successors of the directors who, immediately prior to the 2022 annual meeting of stockholders (the “2022 Annual Meeting”), were members of Class II (and whose terms expired at the 2022 Annual Meeting) shall become members of Class II with a term expiring at the 2023 Annual Meeting; the directors who, immediately prior to the 2022 Annual Meeting, were members of Class III and whose terms were scheduled to expire at the 2023 Annual Meeting shall become members of Class II and shall continue to have terms expiring at the 2023 Annual Meeting; and the directors who, immediately prior to the 2022 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2024 Annual Meeting shall become members of Class I and shall continue to have terms expiring at the 2024 Annual Meeting.

C. Commencing with the election of directors at the 2023 Annual Meeting, there shall be a single class of directors, Class I, with all directors in Class I having a term that expires at the 2024 Annual Meeting. The successors of the directors who, immediately prior to the 2023 Annual Meeting, were members of Class II (and whose terms expire at the 2023 Annual Meeting) shall be elected at such meeting for a term that expires at the 2024 Annual Meeting, and the directors who, immediately prior to the 2023 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2024 Annual Meeting shall continue to have terms expiring at the 2024 Annual Meeting.

D. From and after the election of directors at the 2024 Annual Meeting, the Board of Directors shall cease to be classified and the directors elected at the 2024 Annual Meeting (and each annual meeting of the stockholders thereafter) shall be elected for a term expiring at the next annual meeting of the stockholders.

E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

F. Subject to the rights of the holders of any series of Preferred Stock then outstanding, until the Board of Directors shall cease to be classified, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

3. This Certificate of Amendment will be effective upon filing.

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The undersigned hereby acknowledges that the foregoing Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true this 29th day of June 2022.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly executed by an authorized officer of the Corporation on June 29, 2022.

/s/ Connie Chen
Connie Chen General Counsel, Compliance Officer and Secretary